Exhibit 10.3

Website Funding Agreement between registrant and James Price


                            WEBSITE FUNDING AGREEMENT

The undersigned acknowledges execution of theThis Website Agreement (the "Agreement") is entered into by and between James Price (the "Promoter") and Benacquista Galleries, Inc. (the "Company") dated effective the 5th of May 2004 in accordance with the terms and conditions contained herein.

WHEREAS, Promoter is the sole officer and director of the Company; and

WHEREAS, the Company intends to build an interim website with limited sales capacity to display some of the Company's art pieces for sale and to provide customers contact and purchase information; and

WHEREAS, the Company will expend effort and resources to build the interim website, which it would not do in the absence of the Promoter's commitment herein; and

WHEREAS, the Promoter, as the majority shareholder of the Company desires that the Company build the interim website; .

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Promoter and Company agree as follows:

SECTION 1: FUNDING. Promoter agrees to fund the Company's interim website subject to the terms and conditions contained herein.

SECTION 2: LIMITATIONS. Promoter agrees to fund the building of an interim website with a maximum cost of $3,000 on behalf of the Company. Each cost or expense related to the building of the interim website needs to be approved by Promoter before any payment is made.

SECTION 3: REIMBURSEMENT. In the event that the Company either brings in revenues of greater than $200,000 in any given year or the Company merges into, is acquired by, or transfers all or substantially all of its properties or assets to any other person or entity, Promoter may make a written request for reimbursement from the Company for the interim website expenses paid on the Company's behalf. Company will have ten (10) business days once the written request is received to make payment.

SECTION 4: TERMS. This Agreement shall continue in effect up until Guarantor signs a personal guarantee for the fourth lease or 2 years from the date of signing, whichever comes firstfor ten years from the date hereof or, if no interim website has been built, this Agreement shall be terminated on the first anniversary of this Agreement. Upon any reorganization, consolidation, merger or transfer referred to herein, this Agreement shall continue in full force and effect and the terms hereof shall be applicable to the new person or entity after the consummation of such reorganization, consolidation or merger, as the case may be, and shall be binding upon the new person or entity, including, in the case of any such transfer, the person or entity acquiring all or substantially all of the properties or assets of the Company, whether or not such person or entity shall have expressly assumed the terms of this Agreement as provided herein.

SECTION 5: MODIFICATIONS. No modifications, amendments or alterations to the Agreement whatsoever may increase the Promoter's obligations hereunder.

This Agreement is intended for the sole benefit of the Company and does not create any obligation on behalf of or rights in favor of any parties other than the Company.

In witness whereof, Guarantor and the Company have executed this Guarantee on this 5th day of May, 2004.



/s/ James Price                                               /s/ James Price
------------------                                            ---------------
By: James Price                                      By: James Price, CEO
Promoter                                             Benacquista Galleries, Inc.